Exhibit 23.3

Declaration

At the request of Vidatech Kft. (Budapest, Soroksári út 94-96.) I, the undersigned PINTZ György, as representative of Pintz és Társai Szabadalmi és Védjegy Iroda (Budapest, XII. Mártonhegyi út 31.) declare the following:

We hereby consent to the reference to us under the caption “Description of our Business” in the prospectus constituting a part of this Registration Statement.

Budapest, 12 December 2007

/s/ Pintz Gyorgy
PINTZ György
Patent Attorney